Exhibit 5.1

701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 PHONE 206.883.2500 FAX 206.883.2699 www.wsgr.com

January 21, 2014

NanoString Technologies, Inc.

530 Fairview Avenue N

Suite 2000

Seattle, WA 94109

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-193322), as amended (the “Registration Statement”), filed by NanoString Technologies, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, $0.0001 par value per share, with an aggregate initial price to public of up to $63,250,000 (including shares issuable upon exercise of an over-allotment option granted by the Company), all of which will be issued and sold by the Company. The number of such shares (the “Shares”) will be equal to the maximum initial price to public divided by the per share initial price to public established by the board of directors of the Company, or a duly appointed committee thereof. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

AUSTIN   BRUSSELS   GEORGETOWN, DE   HONG KONG   NEW YORK   PALO ALTO   SAN DIEGO   SAN FRANCISCO   SEATTLE   SHANGHAI WASHINGTON, DC

NanoString Technologies, Inc.

January 21, 2014

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati,

      Professional Corporation